Exhibit 10.9

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into on September 30, 2002 (the “Effective Date”) by and between THOMAS PLUNKETT, a Colorado resident (the “Employee”), and PELION SYSTEMS, INC., a Colorado corporation (“Pelion”). The Employee and Pelion are referred to together herein as the “Parties.”

Recitals

A.    Pelion owes the Employee deferred salary of $36,458.92 through June 30, 2002 (the “Deferred Salary”).

B.    Pelion and the Employee have agreed that the Deferred Salary will be paid to the Employee on the Effective Date, and immediately after the receipt of such payment, the Employee will use the proceeds to exercise currently outstanding stock options for 17,018 shares of common stock.

Agreement

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed as follows:

1.    Payment of Deferred Salary; Exercise of Stock Option.    On the Effective Date, Pelion shall pay the Employee the Deferred Salary, from which deductions shall be taken in the manner set forth on Exhibit A. Immediately after receiving such payment, the Employee shall use such funds to exercise stock options for 17,018 shares of common stock, at an exercise price of $1.70 per share.

2.    Reduction in Base Salary.    The Employee agrees and acknowledges that on July 1, 2002, his base salary was reduced to $76,500 per annum, and on August 1, 2002, his base salary was further reduced to $60,000 per annum.

3.    Pelion’s Repayment of Loan.     On January 17, 2002 the Employee loaned Pelion $35,000 at 15% interest per annum pursuant to a demand promissory note. On June 30, 2002, Pelion owed the Employee $40,797 in principal and accrued and unpaid interest under the note. The Employee agrees that as of June 30, 2002, interest shall no longer accrue under the note and that Pelion has until November 1, 2003 to pay such $40,797 to the Employee.

4.    General.    This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Agreement shall not be assigned without the prior written consent of the other Parties. For the convenience of the Parties and to facilitate the execution of this Agreement, any number of counterparts hereof may be executed and each such executed counterpart shall be deemed to be an original instrument. The headings of sections hereunder are for convenience and reference only, and shall not be deemed a part of this Agreement. No delay or failure on the part of a Party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of a Party of any right, power or privilege hereunder. This Agreement sets forth the Parties’ final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. This Agreement shall not be modified or amended in any fashion except by an instrument in writing signed by the Parties. All representations, warranties, covenants and agreements of the Parties contained in this Agreement, or in any instrument, certificate, exhibit or other writing provided for in it, shall survive the execution of this Agreement and the consummation of the transactions contemplated herein. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to principles of conflicts of laws) applicable to contracts made and to be performed within such state.

The parties hereto have caused this Agreement to be duly executed as of the Effective Date.

/s/ THOMAS PLUNKETT

Thomas Plunkett

PELION SYSTEMS, INC.

By:	/s/ ROBERT M. GELLER

Its: Secretary

Exhibit A

	Standard		Deferred Salary
Gross	$3,187.50		$36,458.92
Fed	$368.81	11.6%	$3,645.89	10.00%
State	$107.00	3.4%	$1,093.77	3.00%
FICA	$243.85	7.65%	$2,789.11	7.65%

Net	$2,467.84	77.4%	$28,930.15

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